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                                                                  Exhibit 99.1

[LOGO:HYBRIDON]                                           [LOGO:NEWS RELEASE]



FOR IMMEDIATE RELEASE  Hybridon, Inc.       TEL: 617.528.7000 Fax: 617.528.7001
                       620 Memorial Drive   www.hybridon.com
                       Cambridge, MA 02139



                              Contact: Robin Hogen
                                       Vice President, Corporate Communications
                                       and Public Affairs
                                       617.528.7504



                 HYBRIDON ENTERS INTO AGREEMENT FOR THE SALE OF
                  $50 MILLION OF CONVERTIBLE SUBORDINATED NOTES

     CAMBRIDGE, MA., March 27, 1997 - Hybridon, Inc. (Nasdaq: HYBN), announced today that it has entered into an agreement for the sale of 9% convertible subordinated notes due 2004 in the original purchase amount of $50,000,000. The closing is expected to occur on April 2, 1997, and is subject to the satisfaction of certain conditions. The notes will be convertible into shares of common stock at a price of $ 7.0125 per share.

     Hybridon, a biopharmaceutical company headquartered in Cambridge, Massachusetts, is a leader in the discovery and development of novel genetic medicines based primarily on antisense technology. Antisense involves the use of synthetic segments of nucleic acid, called oligonucleotides, constructed through rational drug design to modulate protein expression by interacting at the genetic level with target messenger RNA.

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     NOTE: THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
     1933, AS AMENDED. ACCORDINGLY, SUBJECT TO REGISTRATION OR CERTAIN
     EXEMPTIONS THEREFROM, THESE SECURITIES MAY NOT BE OFFERED OR SOLD DIRECTLY OR INDIRECTLY IN THE UNITED STATES OF AMERICA, ITS TERRITORIES OR POSSESSIONS.



                    Leadership in Genetic Antisense Medicine